ANNUITANT	[JOHN DOE]	[35-MALE]	AGE AND SEX

CONTRACT NUMBER	[00000000]	[JULY 01, 2012]	ISSUE DATE

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.
A Stock Company Incorporated in the State of Delaware
Customer Service Office:
[P.O. Box 26210
Lehigh Valley, PA 18002-6210
1-800-221-3253]

Read this contract carefully. This contract is a legal contract between the Owner and The Guardian Insurance & Annuity Company, Inc. (GIAC).

GIAC will pay the benefits provided by this contract in accordance with its provisions. The entire contract consists of the Basic Contract and any attached endorsements and additional benefit riders. This contract is issued by GIAC at its Customer Service Office on the Issue Date. GIAC’s home office is [1209 Orange Street, Wilmington, Delaware 19801]. However, GIAC receives all communications at its Customer Service Office.

Under this contract, flexible premium payments may be made in accordance with the Premiums section of this contract. On the Annuity Commencement Date, GIAC will begin to make annuity payments. Benefits depend, among other things, on the number and value of Accumulation Units and the annuity payout option elected. Death benefit proceeds are payable before the Annuity Commencement Date.

ALL VALUES PROVIDED BY THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE DAILY, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE THE ACCUMULATION VALUE SECTION FOR A DESCRIPTION OF THESE VARIABLE VALUES.

FREE LOOK PERIOD:

The Owner has the right to examine this contract and return it for cancellation to our Customer Service Office or to the agent from whom it was purchased within [10] days after receiving it. The contract and a cancellation notice must be delivered or mailed to cancel this contract. Any notice given by mail is effective upon being postmarked, properly addressed, and postage prepaid. If this contract is returned during this period, we will pay to the Owner the sum of (i) the difference between premium(s) paid and the portion of the premiums paid that were allocated to the Allocation Options and (ii) the Accumulation Value on the date we receive the returned contract and cancellation notice at our Customer Service Office. The contract will be void from the beginning.

Individual Flexible Premium Deferred Variable Annuity Contract

•	Premiums payable before the Annuity Commencement Date, in accordance with contract provisions

•	Annuity payments begin on the Annuity Commencement Date

•	Benefits based on the investment experience of a Separate Account are variable and are not guaranteed

•	Non-participating – No dividends payable

ICC13-SVA B

WE & YOU

In this contract, the words “we”, “our” or “us” refer to GIAC, and the words “you” or “your” refer to the Owner of this contract.

Any endorsements or additional benefit riders that are attached to the contract follow.

ICC13-SVA B	Page 2

CONTRACT DATA

AGE - SEX

OWNER	[JOHN DOE]	[35 - MALE]

[JOINT OWNER]	[JANE DOE]	[35 - FEMALE]

ANNUITANT	[JOHN DOE]	[35 - MALE]

[CONTINGENT ANNUITANT]	[MARY DOE]	[35 - MALE]

CONTRACT NUMBER	[00000000]

ISSUE DATE	[JULY 1, 2012]

ISSUE STATE	[NEW YORK]

ANNUITY COMMENCEMENT DATE	[JULY 1, 2077]

LATEST ANNUITY COMMENCEMENT DATE	[THE CONTRACT ANNIVERSARY FOLLOWING THE ANNUITANT’S 100th BIRTHDAY]

BENEFICIARY	AS DESIGNATED IN ACCORDANCE WITH THE TERMS OF THIS CONTRACT

CONTRACT TYPE	[NON-QUALIFIED]

CONTRACT NAME	[Guardian Investor Freedom Pro Variable AnnuitySM]

PREMIUMS
INITIAL PREMIUM	[$25,000.00]

MAXIMUM AGGREGATE PREMIUM	[$3,000,000]
MAXIMUM PREMIUMS IN A GIVEN CONTRACT YEAR
FIRST CONTRACT YEAR	[$1,000,000]
CONTRACT YEARS 2 AND LATER	[The lesser of $100,000 or the accumulated premiums paid
prior to the first Contract Anniversary]

Notwithstanding the above maximum premiums, we reserve the right to refuse any premium which would cause the aggregate premiums for all in force individual deferred variable annuity contracts issued by GIAC owned individually or jointly by an Owner of this contract who is a natural person to exceed [$6,000,000].

MINIMUM SUBSEQUENT PREMIUM: [$100] unless this contract is purchased by or in connection with an employer-sponsored plan or through employee payroll deductions. In such cases, there is no minimum subsequent premium payment amount.

INITIAL NET PREMIUM ALLOCATION INFORMATION

The initial Net Premium is the initial premium, less any applicable annuity taxes. The initial Net Premium is allocated as follows:

[RS Money Market VIP Series]	[50%]	[RS Large Cap Alpha VIP Series]	[50%]

MAXIMUM NUMBER OF TRANSFERS BETWEEN ALLOCATION OPTIONS: [15 per year not to exceed 5 per quarter or 3 per month]

MAXIMUM NUMBER OF ALLOCATION OPTIONS PERMITTED AT ANY ONE TIME: [25]

ICC13-SVA B	Page 3

CONTRACT DATA

ADDITIONAL BENEFIT ENDORSEMENTS/RIDERS

•	[HIGHEST ANNIVERSARY VALUE DEATH BENEFIT RIDER

On each Contract Anniversary up to and including the Contract Anniversary following the older Owner’s [80th ] birthday, or in the event of a Non-Natural Owner, the Annuitant’s [80th ] birthday, we will increase the HAVDB to equal the Accumulation Value on that Contract Anniversary if the Accumulation Value exceeds the HAVDB then in effect.]

•	[RETURN OF PREMIUM DEATH BENEFIT RIDER]

•	[DEFERRED INCOME ANNUITY RIDER]

•	[FIXED DOLLAR COST AVERAGING ENDORSEMENT]

•	[ANNUITY PAYOUT OPTION – PAYMENTS FOR A PERIOD CERTAIN – The annual interest rate used in the calculation of the annuity rates shown in the Table of Guaranteed Annuity Rates is [1.5%].]

•	[ANNUITY PAYOUT OPTION – PAYMENTS FOR A 10 YEAR PERIOD CERTAIN – The guaranteed annuity rate for this option is [8.963519]. The annual interest rate used in the calculation of this rate is [1.5%].]

•	[ANNUITY PAYOUT OPTION – FIXED PAYMENTS TO AGE 100 – The annual interest rate used in the calculation of the fixed annuity rates shown in the Table of Guaranteed Annuity Rates is [1.5%].]

See the applicable endorsement/rider form and Charges and Expenses section below for additional information regarding these endorsements/riders.

The interest rate used to compute the guaranteed fixed annuity rates shown in the Payment of Contract Proceeds section of this contract is [2.0%]. The mortality table used to compute the guaranteed annuity rates shown for Options F-1, F-2, F-3 in the Payment of Contract Proceeds section of this contract is the [Annuity 2000 Mortality Table projected with Scale G Factors for 50 years and a five year age set-back.]

CHARGES AND EXPENSES

CONTRACT CHARGES: An annual charge of [1.00%] will be assessed for administrative expenses and mortality and expense risks assumed by GIAC related to the Basic Contract.

[HIGHEST ANNIVERSARY VALUE DEATH BENEFIT RIDER CHARGE: An annual rider charge of [.30%] will be assessed as a charge for this rider.

[RETURN OF PREMIUM DEATH BENEFIT RIDER CHARGE: An annual rider charge of [.25% or ..30% for Plus] will be assessed as a charge for this rider.

[COMBINED HIGHEST ANNIVERSARY VALUE DEATH BENEFIT AND RETURN OF PREMIUM DEATH BENEFIT RIDER CHARGE: An annual rider charge of [.35%] will be assessed as a charge for these riders.

TOTAL DAILY CHARGE

The total annual charge, including any charges for riders that you have elected to be included with this contract, of [1.35%] will be assessed as a daily charge. Therefore, [0.0037238%] of the value in each Variable Investment Option will be deducted daily from the Variable Investment Options for these charges.

[ANNUITY PAYOUT OPTION – PAYMENTS FOR A PERIOD CERTAIN ENDORSEMENT WITHDRAWAL CHARGE: Lesser of $25 or 2% of the amount of any withdrawal made after the first withdrawal in each calendar quarter.]

[ANNUITY PAYOUT OPTION – FIXED PAYMENTS TO AGE 100 ENDORSEMENT WITHDRAWAL CHARGE: Lesser of $25 or 2% of the amount of any withdrawal made after the first withdrawal in each calendar quarter.]

We may also deduct annuity taxes in jurisdictions in which an annuity tax is imposed.

ICC13-SVA B	Page 3.1

SURRENDER CHARGE SCHEDULE

A surrender or withdrawal may be subject to a Surrender Charge. The charge is equal to the amount of each Chargeable Premium involved in the transaction during the [7] years following our receipt of that Chargeable Premium multiplied by the applicable percentage in the table below. We will not assess a Surrender Charge on amounts withdrawn from earnings or at the time of withdrawal pursuant to the Free Withdrawal Amount described in the Surrenders and Withdrawals section of this contract.

NUMBER OF FULL YEAR(S) COMPLETED SINCE PREMIUM PAYMENT WAS MADE	PERCENTAGE
[0	8%
1	7.5%
2	6.5%
3	5.5%
4	5%
5	4%
6	3%
7+	0 ]

To obtain information about your coverage you may call your agent or contact our Customer Service Office by telephone at [1-800-221-3253] or by mail sent to one of the following addresses:

[For regular mail:

The Guardian Insurance & Annuity Company, Inc.

Customer Service Office

P.O. Box 26210

Lehigh Valley, PA 18002-6210

For overnight delivery:

The Guardian Insurance & Annuity Company, Inc.

Customer Service Office

3900 Burgess Place

Bethlehem, PA 18017]

You may contact the State Insurance Department in which this contract is delivered at [(800)123-4567].

ICC13-SVA B	Page 3.2

1. DEFINITIONS

Certain important terms used in this contract are defined below. Additional terms, not explained here, are defined in other parts of this contract.

Accumulation Unit: A unit of measure used to determine the value of the Owner’s interest in each Variable Investment Option under this contract before the Annuity Commencement Date.

Accumulation Value: The value attributable to the Basic Contract. The Accumulation Value is the sum of the values attributable to the Variable Investment Options.

Allocation Options: The options to which Net Premiums and Accumulation Value may be allocated. The Allocation Options consist of the Variable Investment Options.

Annuitant: The person named on the Contract Data page or named as the Annuitant in any later change shown in our records, on whose life the annuity payments are based. You may change the Annuitant at any time prior to the Annuity Commencement Date subject to our restrictions or limitations in effect at the time the request is made. The Annuitant may not be changed on or after the Annuity Commencement Date. If the Owner and Annuitant are not the same person and the Annuitant dies prior to the Annuity Commencement Date and there is no Contingent Annuitant, the Owner, or the younger Owner if there are surviving joint Owners, then becomes the Annuitant.

Annuity Commencement Date: The date on which annuity payments under the Basic Contract begin. The Annuity Commencement Date is shown on the Contract Data page.

Basic Contract: This contract excluding any additional benefit riders or endorsements.

Beneficiary: The person(s) who, by the terms of this contract is (are) entitled to receive any benefits under this contract upon the death of an Owner, or, upon the death of the Annuitant if there is a Non-Natural Owner. A Beneficiary may make elections on how distributions will be made from this contract unless you indicate otherwise in a signed written notice received at our Customer Service Office in Good Order.

Chargeable Premium: Each Net Premium that is subject to a Surrender Charge less the amount of any withdrawal attributable to that premium on which we assessed a Surrender Charge.

Contingent Annuitant: A Contingent Annuitant is the person named by the Owner to become the Annuitant if the Annuitant dies before the Annuity Commencement Date. A Contingent Annuitant named on the Issue Date will be shown on the Contract Data page. The Owner’s right to name a Contingent Annuitant may be restricted under the provisions of a retirement or deferred compensation plan for which this contract is issued. A Contingent Annuitant may be named only if permitted by the laws of the jurisdiction in which this contract is issued and is not permitted if there is a Non-Natural Owner.

Contingent Beneficiary: The person(s) designated to receive any benefits under a contract upon an Owner’s death should there be no surviving Owner and all Primary Beneficiaries predecease such Owner. In the event that a Contingent Beneficiary predeceases the Owner, unless otherwise elected by the Owner in a written notice received at our Customer Service Office in Good Order, any benefits due to the deceased Contingent Beneficiaries will be distributed equally among the surviving Contingent Beneficiaries. If there are no surviving Contingent Beneficiaries, the benefits will be paid to the estate of the deceased Owner. (See Beneficiary and Primary Beneficiary definitions.)

Contract Anniversary: The anniversary measured from the Issue Date of this contract. If an annual anniversary of the Issue Date occurs on a date that is not a Valuation Date, the Contract Anniversary is the next Valuation Date.

Due Proof of Death in Good Order: A certified death certificate, all necessary claim paperwork and such other information we may require to process the death benefit for at least one Beneficiary.

ICC13-SVA B	Page 4

Free Withdrawal Amount: An amount equal to 10% of the premiums paid. This amount may be withdrawn each contract year without incurring a Surrender Charge at the time of the withdrawal.

Good Order: Notice from any party authorized to initiate a transaction under this contract, received at the Customer Service Office in a format satisfactory to us, that includes all information required by us to process a transaction under this contract. In addition, on any Valuation Date, we must receive premium payments and transaction requests at our Customer Service Office before the close of the New York Stock Exchange or its successor, generally 4:00 p.m., New York City time, in order to receive that day’s Accumulation Unit values determined at the end of that Valuation Date. If we receive any premium payments or transaction requests at our Customer Service Office on a non-Valuation Date or at or after the close of the New York Stock Exchange, or its successor, they will receive the Accumulation Unit values determined at the end of the next Valuation Date.

Internal Revenue Code (“Code”): The Internal Revenue Code of 1986 as amended, and the rules and regulations thereunder, and successor provisions thereto.

Issue Date: The date this contract is issued at our Customer Service Office. The Issue Date is shown on the Contract Data page. Contract Anniversaries and years are measured from the Issue Date.

Net Premium: A premium paid by the Owner to us in accordance with the provisions of this contract, less annuity taxes that we may deduct from a premium, if any.

Non-Natural Owner: An Owner that is a corporation, trust or other entity.

Non-Qualified Contract: A contract other than a Qualified Contract.

Owner(“you,” “your,” “yours”): The person(s) designated as Owner on the Contract Data page or as subsequently designated as Owner in accordance with the provisions of this contract who has the privilege of ownership of this contract. The contract may be owned by natural persons, or by corporations, trusts, or custodial accounts that hold the contract as agent for and for the sole benefit of a natural person(s). When two people are named as joint Owners, the term “Owner” means the joint Owners or the survivor. Joint Owners are not permitted if there is a Non-Natural Owner.

Primary Beneficiary: The person(s) designated to receive benefits under a contract upon an Owner’s death. In the event that a Primary Beneficiary predeceases the Owner, unless otherwise elected by you in a written notice received at our Customer Service Office in Good Order, any benefits due to a deceased Primary Beneficiary will be distributed equally among the surviving Primary Beneficiaries. In the event that all Primary Beneficiaries predecease the Owner, proceeds will be paid to the surviving Contingent Beneficiaries. (See Beneficiary and Contingent Beneficiary definitions).

Qualified Contract: A contract issued to a retirement plan that receives favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Code.

Surrender Value: The Accumulation Value less any applicable Surrender Charge and annuity taxes.

Valuation Date: Each day on which the New York Stock Exchange or its successor is open for trading. Valuations of premium payments or transaction requests received on any date other than a Valuation Date will be determined as of the end of the next Valuation Date.

Valuation Period: The period between two successive Valuation Dates, beginning after the close of the New York Stock Exchange, or its successor, generally 4:00 P.M, New York City time, on each Valuation Date and ending at the close of the New York Stock Exchange, or its successor on the next succeeding Valuation Date.

Variable Investment Options: The investment divisions of The Guardian Separate Account R that are available under the Basic Contract.

ICC13-SVA B	Page 5

2. OWNER AND BENEFICIARY

Owner

The Owner is the person to whom this contract is issued, or named as an Owner in any later change shown in our records. The Owner alone has the right to receive all benefits and exercise all rights this contract grants or we allow. If this contract is issued as a Qualified Contract, the Annuitant must be the person for whose benefit the contract is purchased and the Owner will be either the qualified plan or the person for whose benefit the contract is purchased, whichever is required by the applicable section of the Internal Revenue Code.

Joint Owners

If this contract is issued to more than one person or more than one person is named as Owner in any later change, as shown in our records, we consider them to be joint Owners.

Each joint Owner will possess an undivided interest in the contract. Each joint Owner named in our records must sign any written request for a contract transaction. All references to “Owner”, “you” or “your”, are deemed to include all joint Owners, unless otherwise specified.

Non-transferability of Ownership

Notwithstanding any other provision of this contract, if this contract is considered a Qualified Contract unless we determine that the transaction conforms with the requirements of the applicable section of the Internal Revenue Code, the Owner may not:

•	change the ownership;

•	change the Annuitant;

•	sell or assign this contract;

•	pledge this contract as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than GIAC, unless the Owner is:

•	the trustee of any employee trust qualified under the Internal Revenue Code;

•	the custodian of a custodial account treated as such; or

•	the employer under a qualified non-trusteed pension plan.

Beneficiary

The Owner may designate Beneficiary(ies) in a signed written notice received at our Customer Service Office in Good Order (See Primary Beneficiary and Contingent Beneficiary definitions). Prior to the Annuity Commencement Date, the Beneficiary will be the person or entity to which any benefits under this contract are payable upon the death of any Owner or, in the event of a Non-Natural Owner, upon the death of the Annuitant. If benefits are payable under this contract and there is a surviving Owner, that surviving Owner will be designated the sole Primary Beneficiary regardless of any Beneficiary designation shown in our records to the contrary. See the Death Benefit section for more information.

If the Annuitant dies on or after the Annuity Commencement Date and there is no surviving Owner, any remaining benefit payable after an Annuitant’s death will be paid to the Beneficiary. See the Payment of Contract Proceeds section for more information.

Change of Owner or Beneficiary

The Owner may change the ownership of this contract by a written request in Good Order. Such change may be subject to state and federal gift taxes, federal income taxes and penalty taxes. If there are joint Owners, both Owners must agree in writing to any change of ownership. Any new Owner must meet our issue requirements in effect on the Valuation Date we receive your written request in Good Order at our Customer Service Office. A change of Owner may impact the death benefit provided under this contract. Please see the Death Benefit section for more information.

Subject to any existing assignment, the Owner may change the Beneficiary at any time. In the case of a Non-Natural Owner, we may require that the Non-Natural Owner be named the Primary Beneficiary. Unless otherwise specified by the Owner, the Owner or Beneficiary change will take effect as of the date the request is signed, whether or not the Owner or Annuitant is living when we receive the request in Good Order at our Customer Service Office. However, the change will not apply to any payments made or actions taken by us before the request is received.

ICC13-SVA B	Page 6

Assignment

We will not be bound by an assignment unless it is received at our Customer Service Office in Good Order and is accepted by us. An assignment must be signed and dated by both the assignor and the assignee and, as applicable, by the Beneficiary. Unless otherwise specified by the Owner, an assignment is effective on the date the notice of assignment is signed. The rights of any Owner or Beneficiary and the entire contract, as defined in The Contract provision set forth in the General Provisions section, will be subject to the assignment. We will rely solely on the assignee’s statement as to the amount of the assignee’s interest. We will not be responsible for any tax consequences arising from or the validity of any assignment, or for any actions taken in reliance on the validity of the assignment.

Unless otherwise provided, the assignee may exercise all rights granted by this contract except:

•	the right to change the Owner or Beneficiary; and

•	the right to elect an annuity payout option.

Assignments are subject to all payments made or actions taken by us on or before the Valuation Date we accept the assignment at our Customer Service Office.

Death of an Owner

Upon the death of any Owner, ownership of this contract prior to the full distribution of the death benefit proceeds will pass as follows:

•	any surviving Owner; if none then

•	any Primary Beneficiary; if none then

•	any surviving Contingent Beneficiary; if none then

•	the estate of the last surviving Owner.

Upon the death of the Annuitant if the Owner is a Non-Natural Owner, the Non-Natural Owner will retain ownership of this contract prior to the full distribution of the death benefit proceeds. Upon the death of a joint Owner, any surviving Owner will be treated as the sole Primary Beneficiary.

Death of Beneficiary

In the event that all Primary Beneficiaries predecease the Owner, we will pay the death benefit proceeds to the surviving Contingent Beneficiaries. In the event that a Contingent Beneficiary predeceases the Owner, unless otherwise elected by you in a written notice received at our Customer Service Office in Good Order, any benefits due to the deceased Contingent Beneficiaries will be distributed equally among the surviving Contingent Beneficiaries. You may instead elect to name Contingent Beneficiaries in a numbered sequence. If so, all benefits are paid to the surviving Contingent Beneficiaries in the lowest numbered class. For example, if you name a first Contingent Beneficiary, a second Contingent Beneficiary and a third Contingent Beneficiary, we will pay the benefits to the first Contingent Beneficiary if he or she is alive on the date we receive Due Proof of Death in Good Order. If the first Contingent Beneficiary has been determined to have predeceased the Owner, we will pay the benefits to the second Contingent Beneficiary, if alive on that date, and to the third Contingent Beneficiary only if neither the first or second Contingent Beneficiaries is alive on the date we receive Due Proof of Death in Good Order. If there are no surviving Contingent Beneficiaries, we will pay the benefits to the estate of the last surviving Owner.

Unless otherwise provided, in order for a Beneficiary to be deemed not to have predeceased an Owner or other Beneficiary, that Beneficiary must be living on the earlier of:

•	the date we receive Due Proof of Death in Good Order at our Customer Service Office of an Owner or, in the case of a Non-Natural Owner, the Annuitant; or

•	the 15th day after the date of death of an Owner or, in the case of a Non-Natural Owner, the Annuitant.

ICC13-SVA B	Page 7

3. ANNUITY BENEFIT

Annuity Benefit

Subject to the conditions within the Annuity Payout Options: General Provisions section of this contract, we will make annuity payments to you starting on the Annuity Commencement Date shown on the Contract Data page if the Annuitant is then living and this contract is in force on that date.

The Annuity Commencement Date cannot be later than the Latest Annuity Commencement Date shown on the Contract Data page. If allowed by applicable law, we may change the Latest Annuity Commencement Date to a date later than is shown on the Contract Data page. If we do so, we will notify you of such change. On the Annuity Commencement Date, the amount of the annuity payment will be calculated by applying the Accumulation Value of the contract, less annuity taxes, if any, under the applicable annuity payout option. The payment amounts will vary according to the Annuitant’s age and sex, if issued as a Non-Qualified Contract, unless otherwise required by applicable law. See the Payment of Contract Proceeds section for an explanation of how annuity payments are determined.

Change of Annuity Commencement Date or Annuity Payout Option

If we consent, you may change the Annuity Commencement Date to a date not later than the Latest Annuity Commencement Date shown on the Contract Data page. You may also change any elected annuity payout option before the Annuity Commencement Date. In order to implement either of these changes, we must receive your request in Good Order at our Customer Service Office at least 60 days before the Annuity Commencement Date.

Change of Annuitant or Contingent Annuitant

Where allowed by law, you may change the Annuitant or add or change a Contingent Annuitant at any time prior to the Annuity Commencement Date, subject to our approval. Any new Annuitant or Contingent Annuitant must meet our issue requirements in effect on the Valuation Date we receive your written request in Good Order at our Customer Service Office. We reserve the right to restrict Annuitant and Contingent Annuitant changes to once per calendar year.

If there is a change in Annuitant, the Annuity Commencement Date will be set to the earlier of the current Annuity Commencement Date or the Latest Annuity Commencement Date shown on the Contract Data page.

4. DEATH BENEFITS

Notwithstanding any provision of this contract to the contrary, no payment of benefits provided under the contract will be allowed that does not satisfy the requirements of section 72(s) of the Code, as amended from time to time, for Non-Qualified Contracts and section 401(a)(9), as amended for Qualified Contracts.

A.	Death of an Owner Before the Annuity Commencement Date

A death benefit is payable under the terms of this contract upon receipt at our Customer Service Office of Due Proof of Death in Good Order that any Owner died prior to the Annuity Commencement Date. As described in the Amount of Death Benefit provision below, the death benefit is determined upon receipt of such Due Proof of Death in Good Order. The death benefit will be distributed in accordance with the Distribution of Death Benefit Proceeds provision below. If the Owner is a Non-Natural Owner, the death of the Annuitant will be treated as the death of an Owner for purposes of determining whether a death benefit is payable.

Calculation of Death Benefit

If we receive Due Proof of Death in Good Order at our Customer Service Office before the end of a Valuation Date, we will calculate the amount of the death benefit payable under the terms of this contract based on Accumulation Unit values determined at the end of that Valuation Date. If we receive Due Proof of Death in Good Order at our Customer Service Office at or after the end of a Valuation Date or on a non-Valuation Date, we will calculate the amount of the death benefit based on Accumulation Unit values determined at the end of the next Valuation Date.

ICC13-SVA B	Page 8

Amount of Death Benefit

The amount of the death benefit will be the greater of (a) or (b), where:

a)	is the Accumulation Value as of the end of the Valuation Date on which we receive Due Proof of Death in Good Order, less annuity taxes, if any; and

b)	is the amount of any death benefit provided by a death benefit rider that is attached to this contract.

Distribution of Death Benefit Proceeds

In general, the death benefit is paid in a lump sum. A Beneficiary or surviving Owner that is entitled to a death benefit may defer payment of this sum for up to five years from the date of death.

In addition, a Beneficiary or a surviving Owner who is a natural person may elect to have the death benefit distributed over his or her life, or in accordance with one of the annuity payout options described in this contract that contains a life contingency where an applicable guaranteed period does not extend beyond life expectancy. However, this election must be made and distributions must commence within one year of the date of death. If this election is not made within the one year time period, the death benefit must be fully distributed within five years of the date of death. We will consider that deemed election as our receipt of settlement instructions regarding payment of the death benefit proceeds. If a Beneficiary has not requested receipt of his or her portion of the death benefit within the five year period, we will pay the remaining proceeds to that Beneficiary at that the end of that five year period.

In addition, if the surviving spouse of a deceased Owner is the only Primary Beneficiary, he or she may be able to elect (or may be deemed to have elected) to continue the contract. See the Spousal Continuation section below for more information.

If a Beneficiary that is entitled to a death benefit is a non-natural person, that Beneficiary must elect to have the entire death benefit distributed within five years of the date of death.

It may happen that on the Valuation Date that we receive Due Proof of Death in Good Order:

•	settlement instructions in Good Order have not been received from all Beneficiaries; or

•	settlement instructions for at least one Beneficiary include a request for deferral of the payment of the death benefit proceeds or election of an annuity payout option, as described above.

In either case, if the death benefit exceeds the Accumulation Value on such Valuation Date we will then credit any portion of this difference that is not distributed to the Beneficiaries as death proceeds to the Allocation Options in accordance with the allocation instructions in effect for new premium payments at that time and the value of such proceeds will fluctuate with the performance of the Allocation Options until such time that the proceeds are distributed to the Beneficiary. This will constitute satisfaction of our obligation to pay a death benefit, and we will have no further death benefit obligation under the contract.

You may designate that a Beneficiary is to receive the death benefit proceeds either through an annuity payout option under this contract or over a period that does not exceed the life expectancy of that Beneficiary. Such designation must be made in writing in a form acceptable to us, and may only be revoked by your written notice received at our Customer Service Office in Good Order. Upon your death, the Beneficiary cannot revoke or modify any designation you made on how the death benefit proceeds are to be paid.

A Beneficiary that is entitled to a death benefit has the right to elect another beneficiary to receive the death benefit proceeds in the event of his or her death prior to the full distribution of the proceeds.

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Death Benefit Distribution to Multiple Beneficiaries

We will distribute each Beneficiary’s portion of the death benefit proceeds upon receipt of settlement instructions in Good Order from that Beneficiary. Proceeds for those Beneficiaries who have not provided settlement instructions in Good Order on the date the death benefit is calculated will remain allocated to the Allocation Options and the value of such proceeds will fluctuate with the performance of the Allocation Options until we receive such instructions. This means that each Beneficiary may receive a different amount of proceeds even when all Beneficiaries have been designated to share the proceeds equally.

B.	Death of an Owner on or after the Annuity Commencement Date

If any Owner dies on or after the Annuity Commencement Date, and before the entire interest in the contract has been distributed, any remaining portion of such interest will be distributed to the Beneficiary at least as rapidly as under the method of distribution being used as of the date of death.

5. SPOUSAL CONTINUATION

In certain circumstances, the surviving spouse of a deceased Owner may elect, or may be deemed to have elected, to continue the contract and become the Owner.

We must receive written notice in Good Order of the election of spousal continuation by the end of the 90th day after we receive Due Proof of Death in Good Order at our Customer Service Office. If the surviving spouse qualifies for spousal continuation, as described below, and has not elected a method of payment of the death benefit by the end of the 90 day period, spousal continuation will be deemed to have been elected on the 90th day.

This contract may be continued under spousal continuation only if an Owner dies before the Annuity Commencement Date, the deceased Owner’s spouse is the Primary Beneficiary on the date of such Owner’s death and the surviving spouse meets our issue requirements in effect on the Valuation Date we receive your written request in Good Order at our Customer Service Office. The surviving spouse will become the new Owner and the Annuitant in the event that there is no surviving Annuitant at that time.

If this contract is continued under spousal continuation and the amount of the death benefit proceeds that would have been paid, as described in the Death Benefit section of this contract, exceed the Accumulation Value of the contract on the applicable Valuation Date, then we will credit this difference to the Allocation Options in accordance with the allocation instructions in effect at that time. If the deceased Owner had been the Annuitant, the surviving spouse will become the Annuitant. If this contract is continued under spousal continuation, the death benefit on the continued contract will be the Accumulation Value as of the end of the Valuation Date we received Due Proof of Death in Good Order of the surviving spouse at our Customer Service Office.

If the Annuitant is changed under spousal continuation in accordance with the terms of this contract, the Annuity Commencement Date will then be the Latest Annuity Commencement Date shown on the Contract Data page, unless an earlier date is otherwise elected by the Owner. If the contract is surrendered or a withdrawal is made after spousal continuation has been elected, Net Premium payments made prior to spousal continuation will not be subject to a Surrender Charge. All provisions of this contract with respect to Surrender Charges will apply to the withdrawal or surrender of any Chargeable Premiums made after spousal continuation.

ICC13-SVA B	Page 10

6. PREMIUMS

Subject to any limitations set forth on the Contract Data page we will accept premiums under this contract at any time prior to the earlier of:

•	the Annuity Commencement Date;

•	the date the Accumulation Value is zero; or

•	the date we received notification of the death of an Owner and spousal continuation was not elected.

All premiums are payable at our Customer Service Office. Upon request, we will give you a receipt signed by one of our officers. The initial contract premium shown on the Contract Data page is due on the Issue Date and is payable in advance. The Contract Data page shows the limitations regarding premium payments. These limitations may be exceeded only with our written consent. We reserve the right not to accept any premium. We may limit, modify, restrict, suspend or eliminate your right to allocate premiums to one or more of the Allocation Options in order to (1) implement any restriction that an underlying investment of a Variable Investment Option may place on such Variable Investment Option; (2) comply with any regulatory requirements applicable to this product; or (3) implement any restriction that GIAC deems necessary, subject to providing notification at least 30 days prior to implementing such change.

Allocation of Net Premiums

You must allocate your Net Premiums to the Allocation Options under this contract. We limit the number of Allocation Options into which the Accumulation Value and any Net Premiums paid may be invested at a given time. The maximum number of Allocation Options permitted is shown on the Contract Data page.

Allocation will be based on the percentages you choose. We will change the allocation percentages applicable to future payments of Net Premiums upon receipt of your request in Good Order at our Customer Service Office.

We will apply your initial Net Premium based on Accumulation Unit values determined no later than at the end of the second Valuation Date following the Valuation Date we receive your initial premium payment at our Customer Service Office, provided that the premium payment is preceded or accompanied by an application that contains sufficient information to establish an account and properly credit such Net Premium. If your application is incomplete and we cannot complete it within five business days of its receipt at our Customer Service Office, we will return it to you along with your premium payment unless we receive your consent to retain your premium payment until the application is complete.

If we receive a subsequent premium payment in Good Order at our Customer Service Office before the end of a Valuation Date, we will apply the Net Premium based on Accumulation Unit values determined at the end of that Valuation Date. If we receive a subsequent premium payment in Good Order at our Customer Service Office at or after the end of a Valuation Date or on a non-Valuation Date, we will apply the Net Premium based on Accumulation Unit values determined at the end of the next Valuation Date.

See the Accumulation Value section for information on how Net Premiums are allocated to the Allocation Options.

7. THE SEPARATE ACCOUNT

The Guardian Separate Account R

The Variable Investment Options under this contract are funded by The Guardian Separate Account R (Account R). Account R is a separate investment account established by GIAC under the laws of the state of Delaware.

Account R is registered as a unit investment trust with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940 (the 1940 Act).

ICC13-SVA B	Page 11

Account R is treated as a division of GIAC and is used to provide values and benefits for variable annuity contracts only. GIAC owns the assets in Account R. The assets in Account R are kept separate from GIAC’s general account and GIAC’s other separate accounts.

Assets equal to the reserves and contract liabilities of Account R will not be charged with liabilities that arise from any other business we may conduct. We may transfer assets in excess of the reserves and contract liabilities of Account R to the general account. Income and realized and unrealized gains and losses from assets in each Variable Investment Option in Account R are credited to or charged against such Variable Investment Option without regard to income and realized and unrealized gains or losses in Account R’s other Variable Investment Options or our general account or other separate accounts. The valuation of all assets in Account R will be determined in accordance with all applicable laws and regulations.

Investment Divisions

Account R consists of several investment divisions or Variable Investment Options. Not all investment divisions may be offered as Variable Investment Options under your contract. Each investment division of Account R invests in shares of a registered investment company or separate series thereof or any other investment in which a Variable Investment Option is permitted to invest under applicable law.

The investment divisions available under the contract are listed in the then current prospectus for this contract and Account R.

Rights Reserved

We reserve the right to take certain actions that we deem necessary to serve your best interest and that of any Beneficiary and appropriate to carry out the purposes of this contract.

We will exercise these reserved rights only when permitted by applicable law. When required by law, we will obtain your approval, approval by the SEC, or any appropriate regulatory authority. Examples of actions we may take include:

•	deregistering Account R under the 1940 Act;

•	operating Account R as a management investment company under the 1940 Act, or in any other form permitted by law;

•	taking any action necessary to comply with or obtain and continue any exemptions from the 1940 Act;

•	creating new separate accounts;

•	combining investment divisions or transferring all or a portion of any assets in an investment division:

•	into another investment division; or

•	into one or more separate accounts; or

•	into GIAC’s general account;

•

substituting, for the contract values held in any investment division, the shares of another class issued by a mutual fund in which such values are invested or the shares of another mutual fund or investment company or any other investment permitted by law, where:

•	the substituted share class, fund, investment company, or other investment may have different fees and expenses;

•	substitution may be made with respect to existing Accumulation Value or the investment of future Net Premiums, or both; and

•	substitution may be made with respect to only some contracts or to all contracts;

•	adding, closing, or removing one or more investment divisions to allocations of Net Premiums or transfers of Accumulation Value or both, and with respect to only some contracts or to all contracts;

•	making any other necessary technical changes in this contract in order to conform with any action this provision permits us to take; and

•

modifying this contract as necessary in order to preserve the favorable tax treatment currently accorded this contract, including to prevent the Owner from being considered the Owner of the assets in Account R.

ICC13-SVA B	Page 12

A fund in which an investment division invests also may terminate its agreement with us and discontinue offering its shares to that investment division.

We will notify you if any of these actions results in a material change in the underlying investments of any Variable Investment Option in which you are invested. Details of any such change in the underlying investments of an investment division of Account R will be filed with any regulatory authority where required and may be subject to any required approval.

8. TRANSFERS

You may transfer all or a portion of this contract’s Accumulation Value among the Allocation Options, subject to the restrictions described below and as set forth in any endorsement or rider attached to this contract. You may also transfer all or a portion of your Accumulation Value to other options that we make available. We must receive your request for transfer at our Customer Service Office in Good Order.

We reserve the right to limit transfers among the Allocation Options to once every 30 days. The maximum number of transfers allowed in a given contract year is shown on the Contract Data page. For purposes of this restriction, all transfers between Variable Investment Options that are processed on a given Valuation Date will be considered one transfer. Any transfers that are part of an auto-rebalancing or dollar cost averaging program that may be available will not be counted as a transfer.

You must clearly specify in your transfer request the amount to be transferred and the names of the Allocation Options that are affected. If we receive your transfer request in Good Order at our Customer Service Office before the end of a Valuation Date, we will process your request based on Accumulation Unit values determined at the end of that Valuation Date. If we receive your transfer request in Good Order at our Customer Service Center at or after the end of a Valuation Date or on a non-Valuation Date, we will process your request based on Accumulation Unit values determined at the end of the next Valuation Date.

Frequent Transfers

In addition to the above restrictions, we reserve the right to limit, modify, restrict, suspend or eliminate your right to make transfers. We will notify you if we implement one of these restrictions. This contract is not designed for use by individuals or other entities that engage in “market timing” or other types of frequent trading, unusually large transfers, short-term trading or programmed transfers. Examples of this type of activity include, but are not limited to:

•	holding a fund for less than a specific number of days:

•	making more than a certain number of transfers within a specific number of days; or

•	transferring amounts that exceed a certain dollar amount.

A limitation or modification could be applied to transfers to, or from, one or more of the Allocation Options if we determine that you are engaging in market timing, frequent trading, unusually large transfers, short-term trading or programmed transfer activities. These limitations or modifications include:

•	requiring transfer requests to be made in writing through the U.S. Postal Service or otherwise restricting electronic or telephonic transaction privileges;

•	refusing to act on instructions of an agent acting under a power of attorney on your behalf;

•	imposing a holding period between transfers;

•	implementing and imposing on you any redemption fee imposed by the underlying investments of any Variable Investment Option in which you invest;

•	upon request, providing information to the underlying investments of any Variable Investment Option about you and your activity;

ICC13-SVA B	Page 13

•

rejecting or reversing any transfer request (in whole or in part) if our order to purchase shares of the underlying investments of any Variable Investment Option is not accepted by, or is reversed by, the underlying investments or if we are otherwise informed that any such purchase (or redemption) of shares to execute a transfer request would have a detrimental effect on the underlying investments;

•	refusing or otherwise restricting any transfer request that we believe alone or with a group of transfer requests may have a detrimental effect on Account R or the Variable Investment Options.

We may, at any time, without prior notice to you, restrict or prohibit further premium payments or transfers by you, if you have been identified by the underlying investments of any Variable Investment Option as having engaged in transactions that violate the disruptive trading policies established for that underlying investment.

We will monitor for frequent transfer activity among the Allocation Options based upon established parameters that are applied consistently to all contractowners, including, without limitation, the length of the holding period between transfers, the number of transfers in a specified period, the dollar amount of transfers and any combination of the above.

Transfers Before the Annuity Commencement Date

During the period up to 30 days before the Annuity Commencement Date, you may transfer all or a portion of your Accumulation Value among the Allocation Options, subject to the Frequent Transfer provision set forth above as well as to any limit we may set on the number of Allocation Options into which the Accumulation Value may be invested, if any. During the 30 days prior to the Annuity Commencement Date, transfers may be made only with our approval.

9. ACCUMULATION VALUE

Accumulation Value

The portion of the Accumulation Value attributable to a particular Variable Investment Option is determined by multiplying (a) by (b), where:

(a)	is the number of Accumulation Units credited to this contract for that particular Variable Investment Option; and

(b)	is the then current Accumulation Unit value for that Variable Investment Option.

This contract does not have any Accumulation Value on or after the Annuity Commencement Date.

If for any reason the Accumulation Value reaches zero, you will not be able to allocate premiums into this contract in order to reestablish a positive Accumulation Value.

Accumulation Units

Amounts allocated or transferred to a Variable Investment Option before the Annuity Commencement Date are used to purchase Accumulation Units. Accumulation Units are redeemed and cancelled when amounts are deducted, withdrawn, or transferred from a Variable Investment Option. The number of Accumulation Units purchased or redeemed in a Variable Investment Option equals (a) divided by (b), where:

(a)	is the dollar value of the transaction; and

(b)	is the value of an Accumulation Unit for the applicable Variable Investment Option as of the end of the Valuation Date on which the transaction is processed.

Accumulation Unit Value for a Variable Investment Option

The Accumulation Unit value for a Variable Investment Option depends on the charges assessed against that option and the investment experience of that option and therefore may increase or decrease daily.

We determine the Accumulation Unit value for each Variable Investment Option for every Valuation Period. The Accumulation Unit value for a Variable Investment Option for any Valuation Period is (a) multiplied by (b), where:

(a)	is the Accumulation Unit value for that Variable Investment Option for the immediately preceding Valuation Period; and

(b)	is the net investment factor, as described below, for the current Valuation Period.

ICC13-SVA B	Page 14

Net Investment Factor

The net investment factor is used to calculate the value of an Accumulation Unit in any Variable Investment Option for a Valuation Period. The net investment factor is determined by dividing the sum of (a) and (b) by (c), and subtracting (d) from the result, where:

(a)	is the net asset value per share of the investments held by the Variable Investment Option as of the end of the current Valuation Period.

(b)	is the per share amount of any dividends or other distributions made by the investments held by the Variable Investment Option during the current Valuation Period.

(c)	is the net asset value per share of the investments held by the Variable Investment Option as of the end of the immediately preceding Valuation Period.

(d)	is the sum of the daily charges, as described in the Daily Charges provision below, GIAC deducts from the Variable Investment Options.

The net investment factor may be less than 1.00 since it is based on the investment experience of Account R.

Charges and Expenses

We assess contract charges from the value of each Variable Investment Option for administrative expenses we incur and for mortality and expense risks assumed by GIAC.

We may also assess charges for additional benefit riders that may be attached to this contract. These charges are used in determining the net investment factor for each Variable Investment Option. The daily charge and the effective annual rates are shown on the Contract Data page.

Annuity Taxes

In jurisdictions in which an annuity tax is payable when premium payments are received, we may instead deduct the amount of tax payable due to the premium payment from: (a) the Accumulation Value if it is applied under a payout option; (b) the Surrender Value upon surrender; (c) upon a transfer to a rider that may be attached to this Contract that provides deferred income annuity payments or (d) the death benefit payable upon death.

In jurisdictions in which an annuity tax is payable on the Annuity Commencement Date, we will deduct the amount of the tax payable from the Accumulation Value prior to the determination of the initial annuity payment.

In jurisdictions that do not require payment of a tax, the above paragraphs will not apply.

10. SURRENDERS AND WITHDRAWALS

Surrender of Contract

Before the Annuity Commencement Date, you may surrender this contract for its Surrender Value as defined below. The contract will then terminate. We must receive your request for such surrender in Good Order at our Customer Service Office. This contract must be sent to our Customer Service Office for cancellation.

The Surrender Value is equal to the Accumulation Value as of the Valuation Date on which we receive your written request for surrender in Good Order less any applicable Surrender Charge, as described below, and any annuity taxes.

Withdrawals

Before the Annuity Commencement Date, you may withdraw a portion of the Accumulation Value of this contract, subject to the conditions described below. We must receive your request for any withdrawal in Good Order at our Customer Service Office.

Each withdrawal payment will be reduced by any applicable Surrender Charge (described below). Unless otherwise requested, the amount of any withdrawal including any applicable Surrender Charge will be deducted from the Variable Investment Options in proportion to the amount of the Accumulation Value attributable to each Variable Investment Option as of the Valuation Date on which we receive your written request for withdrawal in Good Order.

ICC13-SVA B	Page 15

Unless otherwise provided, a withdrawal will only be permitted if immediately after giving effect to the withdrawal, the Surrender Value is greater than zero. In addition, if the remaining Accumulation Value after a withdrawal is processed is less than $2,000 we reserve the right to cancel the contract subject to the terms and conditions of the Inactive Contract provision.

Impact of Surrenders and Withdrawals

Surrenders and withdrawals may be subject to federal and state income taxes and a 10% federal penalty tax. Withdrawals reduce your Accumulation Value and your death benefit, and may reduce the value of any guarantees provided by additional benefit riders. Your ability to withdraw or surrender may be limited by the terms of a qualified plan.

Processing Surrenders and Withdrawals

If we receive your surrender or withdrawal request in Good Order at our Customer Service Office before the end of a Valuation Date, we will process your request based on Accumulation Unit values determined at the end of that Valuation Date. If we receive your surrender or withdrawal request in Good Order at our Customer Service Office at or after the end of a Valuation Date or on a non-Valuation Date, we will process your request based on Accumulation Unit values determined at the end of the next Valuation Date.

Surrender Charges

If you make a withdrawal or surrender the contract, we may assess a Surrender Charge against each Chargeable Premium involved in the transaction according to the schedule of Surrender Charges shown on the Contract Data page. We calculate the Surrender Charge separately for each Chargeable Premium withdrawn. In the event this contract has been continued under spousal continuation, see the Spousal Continuation provision for information on calculating any applicable Surrender Charges if there is a withdrawal or surrender after spousal continuation.

A.	Surrender Charge Applicable to a Withdrawal

We will not assess a Surrender Charge or reduce the Chargeable Premium for amounts withdrawn from earnings or, at the time of the withdrawal, on any Free Withdrawal Amount.

For the purpose of calculating the Surrender Charge applicable to a withdrawal, we assume that any amount withdrawn during a contract year will be withdrawn in the following order:

•	from earnings, which on any Valuation Date equal the Accumulation Value on that date less the total Net Premiums made on or after the Issue Date that have not been previously withdrawn;

•	from Net Premiums that are no longer subject to a Surrender Charge;

•	from any applicable Free Withdrawal Amount. Any amounts withdrawn as a Free Withdrawal Amount will not reduce the total Net Premiums used to calculate earnings; and

•	from Chargeable Premiums on a first-in-first-out basis, that is, any Chargeable Premium withdrawn is deemed to have come first from the oldest Chargeable Premium.

A Free Withdrawal Amount may be withdrawn from the contract without incurring a Surrender Charge at the time of the withdrawal. This amount is equal to 10% of premiums paid minus the aggregate amount of all prior Free Withdrawal Amounts of such Net Premiums under this provision made during the current contract year. The Free Withdrawal Amount is non-cumulative and is only available on a contract year basis. Any Free Withdrawal Amounts not taken during any given contract year cannot be taken as Free Withdrawal Amounts in a subsequent contract year.

B.	Surrender Charge Applicable to a Surrender

The Surrender Charge upon a surrender of this contract is equal to the Surrender Charge percentage applicable to each Chargeable Premium as shown on the Contract Data page multiplied by that Chargeable Premium. Chargeable Premiums are only reduced when premiums that are subject to a Surrender Charge are withdrawn. Earnings that are withdrawn or premiums that are no longer subject to a Surrender Charge or are part of a Free Withdrawal Amount that are withdrawn will not reduce the Chargeable Premium.

ICC13-SVA B	Page 16

It may happen that Chargeable Premiums exceed the Accumulation Value. In this case, if you surrender the contract, we will calculate the Surrender Charge based on the full amount of Chargeable Premiums, even though the Chargeable Premiums exceed the Accumulation Value.

In the case of a surrender of the contract, the Free Withdrawal Amount is not applicable.

11. PAYMENT OF CONTRACT PROCEEDS

Annuity Payments

If the Annuitant is living and this contract is in force on the Annuity Commencement Date, based on the election we have on record we will begin to make annuity payments under one of the payout options below or any other payout option we make available. You may elect for payments to be made monthly, quarterly, semi-annually or annually or any other frequency that we make available. If no election is made as of the Annuity Commencement Date, payments will be made monthly under Fixed Annuity Payout Option F-2 with a guaranteed period of 10 years. If annuity payout option F-3 is chosen, you must select a joint Annuitant prior to the Annuity Commencement Date.

All annuity payments are based on:

•	the age and sex (if a Non-Qualified Contract) of the Annuitant at the birthday nearest the Annuity Commencement Date;

•	the Accumulation Value on the Annuity Commencement Date less any annuity taxes;

•	the annuity payout option elected; and

•	the annuity payout frequency.

Payee

Unless you request otherwise, the payee of any annuity payments will be the first among the following who is living at the time the payment is to be made:

•	any surviving Owner or joint Owner; if none then

•	any surviving Primary Beneficiary; if none then

•	any surviving Contingent Beneficiary.

If no payees are living and a guaranteed period has not ended, the present value of any remaining payments will be paid to the estate of the last remaining payee.

Annuity Payout Options

You may elect to receive annuity payments from one of the following options or any other option we make available. Unless stated otherwise, once annuity payments begin you may not change the Annuitant, payout option, guaranteed period or, in the case of option F-3, the survivor percentage.

Life Annuity without Guaranteed Period (Option F-1)

We will make fixed annuity payments during the lifetime of the Annuitant. We do not guarantee a minimum number of annuity payments under this option. Payments stop once the Annuitant dies.

Life Annuity with Guaranteed Period (Option F-2)

We will make fixed annuity payments during the lifetime of the Annuitant. Payments are guaranteed for any number of full years between 1 and 30. The length of the guaranteed period must be elected prior to receiving any annuity payments, and cannot exceed the life expectancy of the Annuitant. If the Annuitant dies before the end of the guaranteed period, we will pay the balance of the payments for the remainder of that period, unless you elect to be paid the present value of the current dollar amount of the then remaining annuity payments in a lump sum.

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Joint and Survivor Annuity (Option F-3)

We will make fixed annuity payments while the Annuitant and joint Annuitant are living and during the survivor’s remaining lifetime. Based on your selection, payments may have no guaranteed period or may have a guaranteed period for any number of full years between 1 and 30. If you select a guaranteed period, the length of the guaranteed period must be elected prior to receiving any annuity payments, and cannot exceed the joint life expectancy of the Annuitants. When the Annuitant or the joint Annuitant dies, payments based on a percentage of the payment in effect while both were living will continue for the lifetime of the survivor. The percentage may be any percentage between 5% and 100%. The percentage must be elected prior to receiving the first annuity payment. If both the Annuitant and joint Annuitant die before the end of any guaranteed period, we will pay the balance of the payments for the remainder of that period, unless you elect to be paid the present value of the current dollar amount of the then remaining annuity payments in a lump sum.

Beneficiary Restrictions

You may designate that a Beneficiary is to receive the annuity payments available under this contract. Such designation must be made in writing in a form acceptable to us, and may only be revoked in your written notice received at our Customer Service Office in Good Order. Upon your death, a Beneficiary cannot revoke or modify any designation you made on how the annuity payments are to be paid.

Determination of the Annuity Payments

The Accumulation Value on the Annuity Commencement Date, less any applicable annuity taxes, will be used to determine the amount of the annuity payment. Each $1,000 of Accumulation Value is multiplied by the greater of the following:

•	the current fixed annuity rate in effect on the Annuity Commencement Date applicable to the payout option elected, or

•	the guaranteed fixed annuity rate for the payout option elected.

The guaranteed fixed annuity rate is based on the annual interest rate and the Mortality Table shown on the Contract Data page. The monthly fixed annuity rates for Options F-1, F-2 with a 10 year guaranteed period and F-3 with no guaranteed period and a two-thirds survivor benefit are shown in the Fixed Annuity Payout Option Tables. Guaranteed annuity rates not shown are available upon request.

Annuity Payout Options: General Provisions

•

At least $2,000 must be applied under an annuity payout option. If the Accumulation Value (less any applicable annuity taxes not previously paid) is less than $2,000 on the Annuity Commencement Date, the amount will be paid to the payee in one sum and the contract will be cancelled.

•	The interest rate used to compute the present value of any remaining unpaid payments will be the same interest rate used when first determining the annuity payments.

•	We reserve the right to change the frequency of payment if monthly annuity payments are $20 or less.

•	We require satisfactory proof in Good Order of the age and sex, if applicable, of the Annuitant prior to the date annuity payments begin.

•

The annuity payout options will not be available with respect to any part of the proceeds payable to an assignee or to other than a natural person entitled to receive proceeds, except with our consent.

•	The Owner or any payee does not have the right to advance payments made under an annuity payout option.

•	To the extent permitted by law, the death benefit and the payments made under an annuity payout option will not be subject to encumbrance, or to the claims of creditors or legal process.

•	The greater of the guaranteed settlement option rates or the rates currently in use on the Annuity Commencement Date are to be used.

•	Unless otherwise specified, annuity payout options described in the Basic Contract are irrevocable and have no Surrender Value.

•

Annuity Payments provided by this contract will not be less than those that would be provided by the application of the Surrender Value to purchase a single consideration immediate annuity contract at purchase rates offered by GIAC to the same class of annuitants at the time the annuity payment is determined.

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FIXED ANNUITY PAYOUT OPTION TABLES

GUARANTEED FIXED ANNUITY RATES FOR THE MONTHLY ANNUITY PAYMENT PURCHASED

WITH EACH $1,000 OF PROCEEDS APPLIED

		Option F-1			Option F-2			Option F-3
								Joint and Two-Thirds Survivor Annuity
		Life Annuity			Life Annuity
		No Guaranteed			10 year Guaranteed			Female Age				Unisex Age
		Period			Period
Age	M	F	U	M	F	U	Male Age	5 Yrs Less	Same Age	5 Yrs Older	Unisex Age	5 Yrs Less	Same Age	5 Yrs Older
40	2.55	2.44	2.48	2.55	2.44	2.48	40	2.38	2.44	2.50	40	2.38	2.43	2.49
41	2.57	2.47	2.51	2.57	2.47	2.51	41	2.40	2.46	2.52	41	2.40	2.45	2.51
42	2.60	2.49	2.53	2.60	2.49	2.53	42	2.42	2.48	2.55	42	2.42	2.48	2.54
43	2.63	2.52	2.56	2.63	2.51	2.56	43	2.45	2.51	2.58	43	2.44	2.50	2.56
44	2.66	2.54	2.59	2.66	2.54	2.59	44	2.47	2.53	2.61	44	2.46	2.53	2.59
45	2.70	2.57	2.62	2.69	2.57	2.62	45	2.49	2.56	2.64	45	2.49	2.55	2.62
46	2.73	2.60	2.65	2.73	2.60	2.65	46	2.52	2.59	2.67	46	2.51	2.58	2.65
47	2.77	2.63	2.68	2.76	2.63	2.68	47	2.55	2.62	2.70	47	2.54	2.61	2.69
48	2.80	2.66	2.71	2.80	2.66	2.71	48	2.57	2.65	2.73	48	2.57	2.64	2.72
49	2.84	2.69	2.75	2.84	2.69	2.75	49	2.60	2.68	2.77	49	2.59	2.67	2.75
50	2.88	2.72	2.78	2.88	2.72	2.78	50	2.63	2.72	2.81	50	2.62	2.70	2.79
51	2.92	2.76	2.82	2.92	2.76	2.82	51	2.66	2.75	2.84	51	2.65	2.74	2.83
52	2.96	2.80	2.86	2.96	2.79	2.86	52	2.69	2.79	2.89	52	2.69	2.77	2.87
53	3.01	2.83	2.90	3.00	2.83	2.90	53	2.73	2.82	2.93	53	2.72	2.81	2.91
54	3.06	2.87	2.94	3.05	2.87	2.94	54	2.76	2.86	2.97	54	2.75	2.85	2.95
55	3.11	2.92	2.99	3.10	2.91	2.98	55	2.80	2.90	3.02	55	2.79	2.89	3.00
56	3.16	2.96	3.04	3.15	2.96	3.03	56	2.84	2.95	3.07	56	2.83	2.93	3.04
57	3.21	3.01	3.09	3.20	3.00	3.08	57	2.88	2.99	3.12	57	2.87	2.98	3.09
58	3.27	3.05	3.14	3.26	3.05	3.13	58	2.92	3.04	3.17	58	2.91	3.02	3.15
59	3.33	3.10	3.19	3.32	3.10	3.18	59	2.96	3.09	3.23	59	2.95	3.07	3.20
60	3.39	3.16	3.25	3.38	3.15	3.24	60	3.01	3.14	3.29	60	3.00	3.12	3.26
61	3.46	3.21	3.31	3.44	3.20	3.30	61	3.06	3.20	3.35	61	3.04	3.18	3.32
62	3.53	3.27	3.37	3.51	3.26	3.36	62	3.11	3.25	3.41	62	3.09	3.23	3.38
63	3.60	3.33	3.44	3.58	3.32	3.42	63	3.16	3.31	3.48	63	3.15	3.29	3.45
64	3.68	3.40	3.51	3.66	3.39	3.49	64	3.21	3.38	3.55	64	3.20	3.35	3.52
65	3.76	3.47	3.58	3.73	3.45	3.56	65	3.27	3.44	3.63	65	3.26	3.42	3.60
66	3.85	3.54	3.66	3.82	3.52	3.64	66	3.33	3.51	3.71	66	3.32	3.49	3.68
67	3.94	3.61	3.74	3.90	3.60	3.71	67	3.40	3.59	3.80	67	3.38	3.56	3.76
68	4.04	3.70	3.83	4.00	3.68	3.80	68	3.46	3.67	3.89	68	3.45	3.64	3.85
69	4.15	3.78	3.92	4.09	3.76	3.89	69	3.54	3.75	3.99	69	3.52	3.72	3.94
70	4.26	3.87	4.02	4.19	3.85	3.98	70	3.61	3.84	4.09	70	3.60	3.81	4.04
71	4.37	3.97	4.12	4.30	3.94	4.08	71	3.69	3.93	4.21	71	3.68	3.90	4.15
72	4.50	4.07	4.23	4.41	4.04	4.18	72	3.78	4.03	4.32	72	3.76	4.00	4.26
73	4.63	4.18	4.35	4.53	4.14	4.29	73	3.87	4.14	4.45	73	3.85	4.11	4.38
74	4.78	4.30	4.48	4.65	4.25	4.40	74	3.96	4.25	4.58	74	3.94	4.22	4.51
75	4.93	4.43	4.61	4.78	4.37	4.52	75	4.06	4.37	4.73	75	4.04	4.34	4.65
76	5.08	4.56	4.75	4.91	4.49	4.65	76	4.17	4.50	4.88	76	4.15	4.46	4.80
77	5.25	4.71	4.91	5.05	4.62	4.78	77	4.28	4.64	5.04	77	4.26	4.60	4.95
78	5.43	4.86	5.07	5.19	4.75	4.92	78	4.40	4.78	5.21	78	4.39	4.74	5.12
79	5.62	5.03	5.24	5.34	4.90	5.06	79	4.53	4.94	5.40	79	4.51	4.89	5.29
80	5.82	5.21	5.43	5.50	5.05	5.21	80	4.66	5.10	5.59	80	4.65	5.05	5.48

The Fixed Annuity Rates not shown in the table are available upon request.

ICC13-SVA B	Page 19

12. GENERAL PROVISIONS

The Contract

The entire contract consists of this contract and any attached endorsements or additional benefit riders. We rely upon the statements made by the applicant in issuing this contract. All statements made by the applicant are assumed to be true to the best knowledge and belief of the person(s) making them. These statements are representations and not warranties.

Only the President, a Vice President, or the Secretary of GIAC may make or modify this contract, and then only in writing. No agent is authorized to change this contract, waive any of our requirements or waive an answer to any question in the application(s).

We will not be bound by any promise or statement made by any agent or other person except as stated above.

We may at any time make any change in this contract to the extent that such change is required in order to make this contract conform with any law or any regulation issued by any governmental authority to which it is subject.

Any paid-up annuity benefit, Surrender Value, or death benefit payable under this contract is not less than the minimum required by the Interstate Insurance Product Regulation Commission.

Age and Sex

If the age or sex, if applicable, of the Annuitant has been misstated, we will adjust any benefit payable under this contract, based on the correct age and sex. Any overpayments we make because of such misstatement, with interest at 6% a year, compounded annually, will be charged against benefits falling due after the adjustment. If we make any underpayment because of such misstatement, we will pay the balance immediately, with 6% interest, compounded annually.

Incontestability

We will not contest the validity of this contract at any time following the Issue Date.

Proof of Age and Survival

We have the right to require satisfactory proof of the age of the Annuitant; and that an Annuitant is living when a payment is contingent upon the Annuitant’s survival. We have the right to discontinue annuity payments until we receive proof in Good Order at our Customer Service Office.

Conformity with Interstate Insurance Product Regulation Commission Standards

This contract was approved under the authority of the Interstate Insurance Product Regulation Commission under the Commission standards. Any provision of this contract that on the Issue Date is in conflict with Interstate Insurance Product Regulation Commission standards for the applicable product type is hereby amended to conform to the Interstate Insurance Product Regulation Commission standards for the applicable product type in effect on the Issue Date.

Communications with Us

We receive all communications only at our Customer Service Office. Please include the contract number, full names of any Owner(s) and Annuitant, and each Owner’s current address in all correspondence with us.

Payments by Us

Any payment by us under this contract is payable at our Customer Service Office. We reserve the right to require surrender of this contract prior to payment of the death benefit.

Non-participating

This contract is not eligible for dividends and will not share in the surplus earnings of GIAC.

Ownership of the Assets

GIAC shall have ownership and control of its assets, including all assets allocated to Account R.

ICC13-SVA B	Page 20

Inactive Contract

We may terminate the contract by paying the Owner the Accumulation Value in one sum, if prior to the Annuity Commencement Date all of the following occur:

•	no premium payments are made for two consecutive years;

•	the total amount of premium payments made, less any withdrawals, is less than $2,000;

•	the Accumulation Value on or after the end of such two year period is less than $2,000; and

•

we notified you in writing that this contract is inactive and subject to termination and on the date 6 months following the date of this notice you have not made any premium payments to bring either your total premium payments less withdrawals, or your Accumulation Value to $2,000.

Taxes

We will not be responsible for any tax consequences arising out of any transactions or ownership of this contract.

Compliance with Section 72(s) of the Internal Revenue Code

Notwithstanding any provision in this contract to the contrary, in the event of a Non-Natural Owner we may take any action regarding the payment of any benefits or distributions so that the contract conforms with the requirements of Section 72(s) of the Code.

Deferment

We will ordinarily pay any death benefit, transfers, annuity payments, withdrawal or surrender proceeds from the Variable Investment Options within seven days after the Valuation Date on which we receive your request in Good Order at our Customer Service Office. However, we may defer payment of any such transaction from the Variable Investment Options if:

•	the New York Stock Exchange, or its successor, is closed for trading; or

•

the Securities and Exchange Commission restricts trading on the New York Stock Exchange, or its successor or determines that a state of emergency exists which may make such calculation, payment or transfer impracticable; or

•	a premium payment check has not cleared the payee’s bank; or

•	the Securities and Exchange Commission by order permits such deferral.

When permitted by law, we may defer any fixed annuity payment from our general account for up to 6 months. Interest will accrue daily, starting on the date deferment begins, at the rate of 3% on any amount deferred 30 days or more.

Reports to the Owner

We will provide a written report to the Owner at least once each contract year without charge while this contract has an Accumulation Value. You may request additional reports at any time, however we reserve the right to charge an amount not to exceed $25 for the report. We will also provide a written confirmation to you when any annuity payments are made under this contract.

The annual report will include the following information as of the most recent Contract Anniversary:

•	the beginning and end dates of the current reporting period;

•	the Accumulation Value at the beginning and end of the reporting period;

•	the amounts credited and withdrawn from the Accumulation Value during the reporting period; and

•	the Surrender Value.

The report will also include any other information required by the Interstate Insurance Product Regulation Commission.

ICC13-SVA B	Page 21

The Guardian Insurance & Annuity Company, Inc. Customer Service Office: P.O. Box 26210 Lehigh Valley, PA 18002-6210	A Stock Company Incorporated in the State of Delaware

Individual Flexible Premium Deferred Variable Annuity Contract

•	Premiums payable before the Annuity Commencement Date, in accordance with contract provisions

•	Annuity payments begin on the Annuity Commencement Date

•	Benefits based on the investment experience of a Separate Account are variable and are not guaranteed

•	Non-participating – No dividends payable

ICC13-SVA B